Exhibit 2.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIVONGO HEALTH, INC.

RAISIN MERGER SUB, INC.

RETROFIT INC.

AND

THE STOCKHOLDER REPRESENTATIVE

Dated as of March 31, 2018

TABLE OF CONTENTS

(continued)

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 31, 2018 by and among Livongo Health, Inc., a Delaware corporation (“Parent”), Raisin Merger Sub, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Retrofit Inc., a Delaware corporation (the “Company”) and the Stockholder Representative listed as a signatory hereto (the “Stockholder Representative”). Purchaser, Merger Sub, the Company and the Stockholder Representative are each sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Illinois Business Corporation Act (the “IBCA”).

B. The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, advisable and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend to its stockholders that they adopt and approve this Agreement, the Merger and the transactions contemplated hereby.

C. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Merger and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Accounting Firm” is defined in Section 2.7(c).

“Action” is defined in Section 3.18.

“Adjusted Closing Date Consideration” is defined in Section 2.7.

“Agreement” is defined in the Preamble.

“Authorization” means any authorization, approval, consent, registration, clearance, de novo, listing, exemption, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet Date” is defined in Section 3.7.

“Breakage Fee” is defined in Section 9.3(a).

“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in Mountain View, California.

“Bylaws” means the Company’s Bylaws as currently in effect.

“Certificate” is defined in Section 2.10.

“Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on April 12, 2016, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 9, 2017.

“Certificate of Merger” is defined in Section 2.2(b).

“Claim Notice” is defined in Section 7.3(b).

“Closing” is defined in Section 2.2(a).

“Closing Amount” is defined in Section 2.7(b).

“Closing Date” is defined in Section 2.2(a).

“Closing Date Consideration” means $11,925,000 minus the Payoff Indebtedness, and subject to adjustment pursuant to Section 2.7.

“Closing Net Working Capital” means the current assets of the Company (excluding capitalized costs) minus the current liabilities (including, without limitation, all Transaction Expenses, deferred revenue, deferred salary, accrued payroll and sales tax liability but excluding Payoff Indebtedness) of the Company, in each case, calculated as of the close of business on the date immediately preceding the Closing Date in a manner consistent with GAAP and the Working Capital Principles.

“Closing Payment” is defined in Section 2.11(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Balance Sheet” is defined in Section 3.7.

“Company Capital Stock” means the capital stock of the Company.

“Company Disclosure Schedule” is defined in the preamble to ARTICLE III.

“Company Escrow Parties” means each Company Stockholder (other than holders of Dissenting Shares who do not effectively withdraw or lose (through failure to perfect or otherwise) their appraisal rights) that is entitled to receive Merger Consideration.

“Company Financial Statements” is defined in Section 3.7.

“Company Intellectual Property” means all Intellectual Property that is owned or held by or on behalf of the Company or that is being used, or is currently under development for use, in the business of the Company.

“Company Stock Option Plan” is defined in Section 3.3(b)(i).

“Company Stockholder” is defined in Section 2.4.

“Company Stockholder Requisite Consent” is defined in Section 3.4.

“Conflict” is defined in Section 3.5.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other binding arrangement, understanding, undertaking, commitment or obligation.

“Damages” is defined in Section 7.1(b).

“Debt Payoff Letters” means pay-off letters, releases and Lien discharges (or agreements therefor) with respect to the Payoff Indebtedness, duly executed by each creditor with respect thereto, each in form and substance reasonably satisfactory to Parent, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (1) all outstanding obligations of the Company arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (2) all Liens in connection therewith shall be released on the Closing Date upon receipt of the requisite payoff amounts; (3) the payee shall take all customary actions to evidence and record such discharge and release as promptly as practicable; and (4) the payee shall return to the Company all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness

“DGCL” is defined in the Recitals.

“Disclosure Schedule Update” is defined in Section 5.11.

“Dissenting Shares” is defined in Section 2.6(a).

“Earn-Out Consideration” is defined in Section 2.8.

“Earn-Out Period” is defined in Section 2.8(e).

“Effective Time” is defined in Section 2.2(b).

“Employee Plans” is defined in Section 3.22(a).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment.

“Environmental Permits” shall mean any environmental approvals, permits, licenses, clearances and consents necessary for the conduct of the Company’s business as such activities and business are currently being conducted.

“ERISA Affiliate” is defined in Section 3.22(g).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” is defined in Section 2.5(a).

“Escrow Amount” means the Working Capital Escrow Amount plus the Indemnity Escrow Amount.

“Escrow Termination Date” is defined in Section 2.5(b).

“FDA” is defined in Section 3.25(a).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.19, 4.1, 4.2, and 4.4 of this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States of America.

“HIPAA” is defined in Section 3.25(e).

“IBCA” is defined in the Recitals.

“Indebtedness” means, with respect to the Company, without duplication, (a) all indebtedness and obligations for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any obligation evidenced by any note, bond, debenture, or other similar instrument or debt security, (c) any indebtedness guaranteed in any manner by a Person, (d) any outstanding letter of credit, sight draft, bankers’ acceptances, performance bond or similar surety obligation of the Company to the extent such letter of credit, sight draft, bankers’ acceptance, performance bond or similar surety obligation has been drawn upon or funded, (e) all indebtedness and obligations in respect of swap, collar, hedging (excluding any forward power trades) or derivative instruments, (f) all indebtedness and obligations in respect of any leases of real or personal property or combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases, (g) the deferred purchase price of property, goods or services, (h) all deal-related bonuses, closing or signing bonuses and/or severance or retention or similar or related payments or benefits payable under any Company arrangement or agreement in effect as of or prior to the Closing Date as a result of, or in connection with, the execution of this Agreement or the consummation of Merger, including any employer-side employment or additional Taxes payable with respect to any of the foregoing, and (i) all indebtedness in the nature of effective guarantees by the Company of the obligations of other Persons of a type described in clauses (a) through (h) to the extent of the obligation guaranteed, and all such obligations of other Persons secured by a Lien on any property of the Company to the extent of the obligation secured.

“Indemnified Person” is defined in Section 7.3(a).

“Indemnifying Person” is defined in Section 7.3(a).

“Indemnity Escrow Amount” means the cash amount of $2,838,750.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereon, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, brands and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (iii) all confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (iv) all software and firmware (including data, databases and related documentation), (v) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and (vi) all Intellectual Property rights related to the foregoing.

“Intellectual Property Rights” means all forms of legal right and protections, in any country of the world, that may be obtained for tangible or intangible proprietary information and materials, including all rights arising under common and statutory law to (i) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) rights regarding trademarks and other proprietary indicia, including all applications, registrations, domain name registrations, and renewals in connection therewith; (iii) all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and equivalent rights in proprietary and/or confidential information; (vi) all licenses, agreements and other rights in any third party product or any third party intellectual property.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of those individuals identified on Schedule 1.1(a), and (ii) with respect to Parent, the actual knowledge, after due inquiry, of those individuals identified on Schedule 1.1(b).

“Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Leased Real Property” is defined in Section 3.12(a)(i).

“Leases” is defined in Section 3.12(a)(ii).

“Liability” means any debt, loss, damage, claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in Contract, tort, strict liability or otherwise).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or other), encumbrance, pledge, charge, security interest, constructive trust, warrant, claim, equitable interest, option, right to income or profits, earn-out, restrictions on transfer, conditional sale or other title retention device or arrangement (including a capital lease), whether contingent, fixed or otherwise.

“Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other facts, developments, events, circumstances, conditions, occurrences or effects, has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company, or (b) the ability of the Company to perform its obligations hereunder and consummate the transactions contemplated hereby, other than in the case of clause (a) above, any change, effect, fact, event or circumstance arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (so long as the foregoing do not disproportionately affect the Company), (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company conducts its business (so long as the foregoing do not disproportionately affect the Company), (iii) changes in GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (so long as the foregoing do not disproportionately affect the Company), (v) earthquakes, hurricanes, floods, or other natural disasters (so long as the foregoing do not disproportionately affect the Company), (vi) the announcement or pendency of this Agreement and the other transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers or employees, or (vii) any action taken by the Company at the written request of Parent.

“Material Contract” is defined in Section 3.14(a).

“Merger Consideration” is defined in Section 2.3.

“Merger Sub” is defined in the Preamble.

“Option” means each issued and outstanding option to purchase shares of Company Capital Stock.

“Parent” is defined in the Preamble.

“Parent Indemnified Persons” means Parent and its Affiliates (including the Company), and each of their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and assigns.

“Party” and “Parties” are defined in the Preamble.

“Paying Agent” is defined in Section 2.11(b).

“Payoff Indebtedness” means the Promissory Notes and any other Indebtedness as identified on Section 3.8(b) of the Company Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Post-Closing Plans” means employee benefit plans of Parent and its Affiliates (including the Company) providing benefits to Company Employees after the Closing.

“Promissory Notes” means the Secured Promissory Notes made as of August 25, 2017 and March 12, 2018 and issued by the Company to Regence Blue Shield.

“Pro Rata Share” is defined in Section 2.5(b).

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Apache Server License, (c) the MIT License or (d) the BSD License.

“Real Property” is defined in Section 3.12(a)(i).

“Related Agreement” is defined in Section 3.4.

“Series E Closing” is defined in Section 6.2(j).

“Shares” is defined in Section 2.4(a).

“Shortfall Amount” is defined in Section 2.7(d).

“Spreadsheet” is defined in Section 3.3(d).

“Stockholder Representative” is defined in the Preamble.

“Subsidiary” means, with respect to any party, any Person, of which (a) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (b) at least a majority of the securities or other equity interests in such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries, (c) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries or (d) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Surplus Amount” is defined in 2.7(d)

“Surviving Company” is defined in Section 2.1(a).

“Tax” and “Taxes” means (i) all federal, national, state and local income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, value added, payroll, employment, withholding, environmental, alternative minimum, or add-on minimum taxes or other assessments, duties, fees or charges imposed by any Governmental Entity, including any interest, penalties or additional amounts which may be imposed with respect thereto or otherwise in respect of any Tax Return and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any written obligation to indemnify any other Person, being a transferee or successor in interest to any party, or as a member of an affiliated, consolidated, combined or unitary group for any period.

“Tax Authority” means any Governmental Entity competent to impose any Tax in any jurisdiction.

“Tax Return” means any return, report or other information required to be supplied to a Tax Authority in connection with Taxes.

“Third Party Claim” is defined in Section 7.3(b).

“Transaction Expenses” means all fees and expenses incurred by the Company but not yet paid in connection with this Agreement and the transactions contemplated by this Agreement.

“Warrant” means each issued and outstanding warrant to purchase shares of Company Capital Stock.

“Working Capital Escrow Amount” means $400,000.

“Working Capital Principles” means the accounting practices and the principles, procedures and definitions set forth in and implemented consistent with Schedule 1.1(c).

1.2 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(g) All references to $ are to United States dollars.

(h) Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Company”). The Merger shall have the effects specified in the DGCL.

(b) The certificate of incorporation attached as an exhibit to the Certificate of Merger upon its filing with the Secretary of State of the State of Delaware and the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company after the Effective Time unless and until further amended as provided by law.

(c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company after the Effective Time. Such directors and officers shall hold their positions until the election and qualification of their respective successors or until their tenures are otherwise terminated in accordance with the By-laws of Surviving Company.

2.2 Closing; Effective Time.

(a) The closing (the “Closing”) of the transactions contemplated hereunder shall take place remotely via the exchange of documents and signatures, at such time and on a date to be specified by the parties, which shall be no later than the fifth Business Day following the date on which the last of the conditions set forth in Article VI hereof shall be satisfied or waived in accordance with this Agreement (the “Closing Date”).

(b) Upon the Closing, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and articles of merger, executed in accordance with the relevant provisions of the IBCA and shall make all other filings or recordings required under the DGCL and the IBCA in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the IBCA. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.3 Merger Consideration. The aggregate amount of consideration to be paid by Parent with respect to the outstanding shares of Company Capital Stock shall equal the Closing Date Consideration and the Earn-Out Consideration (the “Merger Consideration”).

2.4 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(a) Each share of Company Capital Stock (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such Shares in the manner provided in Section 2.11 hereof, the per share Merger Consideration, if any, applicable to such share of Company Capital Stock determined in accordance with Article FOURTH, Subsection B, Section 2 of the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time treating the Merger as a liquidation, dissolution or winding-up of the Company within the meaning of such Article FOURTH, Subsection B, Section 2, payable upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, this Section 2.3 and the escrow provisions set forth in Section 2.5.

(b) All shares of any class of Company Capital Stock held or owned by the Company as treasury shares shall be cancelled and no consideration shall be payable with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock of the Surviving Company.

(d) After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Company or the Surviving Company. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Company, they shall be forwarded to the Paying Agent and shall be cancelled and exchanged in accordance with this Section 2.3, subject, in the case of Dissenting Shares, to Section 2.6.

2.5 Escrow Amount.

(a) A portion of the Merger Consideration otherwise payable to the Company Stockholders in cash equal to the Escrow Amount will be deposited by Parent on the Closing Date with the Escrow Agent in an escrow fund in accordance with the Escrow Agreement in the form mutually agreed by the Parties (the “Escrow Agreement”). The Working Capital Escrow Amount shall be used to satisfy any adjustment to the Merger Consideration pursuant to Section 2.7(d), and the Indemnity Escrow Amount shall be used to satisfy any Shortfall Amount in excess of the Working Capital Escrow Amount and any indemnification obligations of the Company Escrow Parties under Section 7.1.

(b) Any portion of the Working Capital Escrow Amount that has not been paid to Parent to satisfy the Company Escrow Parties’ obligations pursuant to Section 2.7(d) of this Agreement shall be distributed to the Company Escrow Parties on the second Business Day following the final determination of the Closing Net Working Capital under Section 2.7 (the “Working Capital Escrow Termination Date”). Any portion of the Indemnity Escrow Amount that has not been paid to Parent to satisfy the Company Escrow Parties’ obligations pursuant to Section 2.7(d) and Section 7.1 of this Agreement shall be distributed to the Company Escrow Parties on the second Business Day following the first (1st) anniversary of the Closing Date (the “Escrow Termination Date”); provided, however, any portion of the Indemnity Escrow Amount that is subject to any pending claim as of the Escrow Termination Date shall be retained by Parent in escrow until the resolution of such pending claim. The Escrow Amount shall be withheld from the Merger Consideration that would otherwise be payable to the Company Escrow Parties on a pro rata basis, as determined by reference to the portion of the Merger Consideration each Company Escrow Party is entitled to receive in the Merger as compared to all other Company Escrow Parties (each Company Escrow Party’s “Pro Rata Share”).

2.6 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any holder of shares of Company Capital Stock who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.4, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) Notwithstanding the provisions of subsection (a), if any Company Stockholder who holds Dissenting Shares as of the Effective Time shall effectively withdraw or lose (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to and subject to Section 2.4, without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, demands for purchase by the Company of any shares of Company Capital Stock pursuant to the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except as required by applicable Law or with the prior written consent of Parent, (A) make any payment with respect to any demands for appraisal of Company Capital Stock or demands for purchase of Company Capital Stock or (B) offer to settle or settle any such demands.

2.7 Working Capital; Working Capital Adjustment. The Closing Date Consideration, adjusted as set forth in this Section 2.7(a) shall be the “Adjusted Closing Date Consideration.”

(a) The Closing Date Consideration shall be adjusted as follows. If the Closing Net Working Capital is less than negative $(500,000) the cash portion of the Closing Date Consideration shall be decreased dollar for dollar by an amount equal to such deficiency. If the Closing Net Working Capital is more than negative ($500,000) the cash portion of the Closing Date Consideration shall be increased dollar for dollar by an amount equal to such surplus.

(b) Not later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a preliminary statement setting forth the Company’s good faith estimates accompanied by reasonably detailed work papers of the Closing Net Working Capital and showing the calculation thereof and the Adjusted Closing Date Consideration, after giving effect to the estimated Closing Net Working Capital adjustment. The “Closing Amount” shall equal the estimate of the Adjusted Closing Date Consideration delivered in accordance with this Section 2.7(b).

(c) On or before the 90th day following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement setting forth the Closing Net Working Capital and showing the calculation thereof and the Adjusted Closing Date Consideration, after giving effect to the Closing Net Working Capital adjustment. As soon as reasonably practicable but not later than the 45th day following the Stockholder Representative’s receipt of Parent’s statement hereunder, the Stockholder Representative shall deliver to Parent a written report containing any changes that the Stockholder Representative proposes be made to such statement together with reasonable supporting detail therefor. In connection with the Stockholder Representative’s review of Parent’s statement, Parent shall provide the Stockholder Representative with any information reasonably requested by it. The Parties shall use good faith efforts to attempt to agree on the final statement of the Adjusted Closing Date Consideration no later than thirty (30) days after Parent’s receipt of the Stockholder Representative’s report. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute for review and final determination to KPMG LLP (or if such firm shall decline or is unable to act, to another internationally recognized independent accounting firm mutually acceptable to Purchaser and the Stockholder Representative, the “Accounting Firm”). Once appointed, the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Accounting Firm shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party, or its Affiliates, and the Accounting Firm shall be conducted in writing, with copies sent simultaneously to the other Parties in the same manner, or at a meeting to which the representatives of the Parties have been invited with at least five (5) days prior written notice. Within ten (10) days of appointment of the Accounting Firm, Parent shall present the Accounting Firm with its statement of proposed changes, and the Stockholder Representative shall present the Accounting Firm with its response within ten (10) days after receipt of Parent’s statement, in each case together with all other supporting information that such Party desires, with a copy to the other Party. The Accounting Firm’s determination shall be made within thirty (30) days after the deadline for the Stockholder Representative’s submissions and shall be final and binding on the Parties, without right of appeal. The Accounting Firm shall limit its review to whether the Closing Net Working Capital has been calculated in a manner consistent with GAAP and the Working Capital Principles. The Accounting Firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties in accordance with this Section, shall not act as an arbitrator, and may not award damages or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. The Stockholder Representative shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Firm. The Parties agree to execute, if requested by the Accounting Firm, a reasonable engagement letter, including customary indemnities in favor of the Accounting Firm.

(d) Promptly but in any event within ten (10) days after the earlier of (i) the expiration of the Stockholder Representative’s forty-five (45)-day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Firm, as applicable, finally determines the disputed matters, if the Adjusted Closing Date Consideration is less than the Closing Amount (such difference, the “Shortfall Amount”), Parent shall be entitled to be paid the Shortfall Amount from the Escrow Amount or if the Adjusted Closing Date Consideration is more than the Closing Amount (such difference, the “Surplus Amount”), the Company Stockholders shall be entitled to be paid the Surplus Amount with a disbursement made by the Paying Agent under Section 2.10

2.8 Earn-Out Consideration. The Company Stockholders shall be entitled to receive additional consideration (the “Earn-Out Consideration”) of up to an aggregate of $[***] in accordance with the provisions of this Section 2.8. At the Closing, Parent shall deposit $[***] with the Escrow Agent, which amount shall be disbursed in accordance with this Section 2.8.

(a) Certain terms used in this Section 2.8 are defined below.

(i) “Earn-Out Payment” means, as applicable the 2018 Payment, the 2019 Payment and the 2020 Payment.

(ii) “Gross Margin” means the percentage resulting from (i) the difference between (A) revenue recognized with respect to a contract minus (B) the cost of sales attributable to such contract divided by (ii) such revenue. Gross Margin shall be determined in accordance with GAAP.

(iii) “Partial Payment” means, as applicable, the 2018 Partial Payment, the 2019 Partial Payment and the 2020 Partial Payment.

(iv) “Qualifying Contract” means a contract to provide the Livongo for Diabetes Program or a Qualifying Livongo Program entered into by Parent and a Retrofit Contact after the Closing Date, provided that

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

the Gross Margin attributable to such contract is not less than 68%, or has such other terms as are determined by Parent in consultation with the Stockholder Representative.

(v) “Qualifying Enrollee” for any Earn-Out Period (defined below), means an individual who enrolls in a Qualifying Livongo Program as a covered benefit pursuant to a Qualifying Contract during such Earn-Out Period (and who was not previously counted as a Qualifying PwD or a Qualifying Enrollee in any prior Earn-Out Period).

(vi) “Qualifying Livongo Program” means any program offered by Parent other than the Livongo for Diabetes Program.

(vii) “Qualifying Member” means a Qualifying Enrollee or Qualifying PwD, as applicable; provided, that for purposes of determining whether the Target has been achieved in any Earn-Out Period, each Qualifying Enrollee shall count as three quarters (.75) of a Qualifying Member and each Qualifying PwD shall count as one Qualifying Member.

(viii) “Qualifying PwD” for any Earn-Out Period, means an individual with a diagnosis of diabetes who is eligible to enroll in the Livongo for Diabetes Program as a covered benefit pursuant to a Qualifying Contract during such Earn-Out Period (and who was not previously counted as a Qualifying PwD or a Qualifying Enrollee in any prior Earn-Out Period).

(ix) “Retrofit Contacts” means those customers, channel partners and other Persons set forth on Schedule 2.8(a)(vii) with which the Company has established a business relationship and who are not customers or partners of Parent as of the Closing Date, as such Schedule 2.8(a)(vii) may be amended from time to time by mutual agreement of Parent and the Stockholder Representative.

(x) “Target” means, as applicable, the 2018 Target, the 2019 Target and the 2020 Target.

(b) If in the period from the Closing Date to December 31, 2018, there are 25,000 Qualifying Members (the “2018 Target”), then the Escrow Agent will deliver $[***] (the “2018 Payment”) to the Paying Agent for distribution to the Company Stockholders. If the 2018 Target is not achieved, then the Escrow Agent will deliver to (i) the Paying Agent for distribution to the Company Stockholders an amount equal to the 2018 Payment multiplied by a fraction, the numerator of which is the number of Qualifying Members in the period from the Closing Date to December 31, 2018 and the denominator of which is the 2018 Target (the “2018 Partial Payment”) and (ii) Parent an amount equal to the 2018 Payment minus the 2018 Partial Payment.

(c) If in the year ending December 31, 2019, there are 30,000 Qualifying Members (the “2019 Target”), then the Escrow Agent will deliver $[***] (the “2019 Payment”) to the Paying Agent for distribution to the Company Stockholders. If the 2019 Target is not achieved, then the Escrow Agent will deliver to (i) the Paying Agent for distribution to the Company Stockholders an amount equal to the 2019 Payment multiplied by a fraction, the numerator of which is the number of Qualifying Members in the year ending December 31, 2019 and the denominator of which is the 2019 Target (the “2019 Partial Payment”) and (ii) Parent an amount equal to the 2019 Payment minus the 2019 Partial Payment.

(d) If in the year ending December 31, 2020, there are 45,000 Qualifying Members (the “2020 Target”), then the Escrow Agent will deliver $[***] (the “2020 Payment”) to the Paying Agent for distribution to the Company Stockholders. If the 2020 Target is not achieved, then the Escrow Agent will deliver to (i) the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Paying Agent for distribution to the Company Stockholders an amount equal to the 2020 Payment multiplied by a fraction, the numerator of which is the number of Qualifying Members in the year ending December 31, 2020 and the denominator of which is the 2020 Target (the “2020 Partial Payment”) and (ii) Parent an amount equal to the 2020 Payment minus the 2020 Partial Payment.

(e) Not later than sixty (60) calendar days following the end of the period from the Closing Date through December 31, 2018 and each of the years ending December 31, 2019 and 2020 (each such period, a “Earn-Out Period”), Parent shall prepare and deliver to the Stockholder Representative a draft report setting forth a list of Qualifying Contracts and the number of Qualifying Members during such Earn-Out Period, Parent’s determination as to whether the applicable Target for such Earn-Out Period has been achieved, and if the Target has not been achieved, Parent’s calculation of the applicable Partial Payment (the “Draft Report”). The Stockholder Representative shall have 30 days to review the Draft Report, and will be afforded reasonable access to all books and records utilized to create the Draft Report during regular business hours upon reasonable advance notice. In the event the Stockholder Representative accepts the Draft Report or fails to object to the Draft Report by written notice to Parent within such 30-day period, the procedure set forth in Section 2.8(f) shall be followed within 10 calendar days following the conclusion of such 30-day period. In the event the Stockholder Representative provides written notice to Parent within such 30-day period that it contests any of the findings in the Draft Report, Parent and the Stockholder Representative shall use the dispute resolution provision described in Section 2.7(c) to resolve any outstanding disputes. Once resolved, the procedure set forth in Section 2.8(f) shall be followed within 10 calendar days.

(f) If the applicable Target for the Earn-Out Period is achieved, then Parent and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent to deliver the applicable Earn-Out Payment to the Paying Agent for distribution to the Company Stockholders. If the applicable Target for the Earn-Out Period is not achieved, then Parent and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent to deliver (i) the applicable Partial Payment to the Paying Agent for distribution to the Company Stockholders and (ii) the remaining portion of the applicable Earn-Out Payment to Parent.

(g) Additional Consideration. In addition to the Earn-Out Consideration described above, if the 2018 Target is achieved, the Company Stockholders shall be entitled to receive additional consideration (the “Additional Consideration”) of up to an aggregate of $[***] in accordance with the provisions of this Section 2.8(g). If in the period from the Closing Date to July 31, 2019 (“Additional Consideration Period”), Parent recognizes revenue from Qualifying Enrollees, excluding the Qualifying Enrollees which attributed to reaching the 2018 Target (and provided that such Qualifying Enrollees shall not be counted towards the 2019 Target), and such revenue has a Gross Margin of not less than 68%, or has such other terms as are determined by Parent in consultation with the Stockholder Representative (the “Other Revenue”), then the Company Stockholders shall be entitled to receive additional consideration as follows: Upon the Parent recognizing Other Revenue of $[***], Company Stockholders will receive $[***] of Additional Consideration. Upon the Parent recognizing an additional $[***] of Other Revenue (total of $[***] of Other Revenue during Additional Consideration Period), Company Stockholders will receive an additional $[***] of Additional Consideration. Upon the Parent recognizing an additional $[***] of Other Revenue (total of $[***] of Other Revenue during Additional Consideration Period), Company Stockholders will receive an additional $[***] of Additional Consideration. Each Additional Consideration payment is a one-time payment and the Company Stockholders are not entitled to receive any portion of such Additional Consideration payment until each of the aforementioned Other Revenue thresholds have been fully met.

(h) Conduct of Parent. Parent shall utilize its customary business practices in connection with calculating the Earn-Out Consideration, and shall make determinations regarding what constitutes a Qualifying

Contract, Qualifying Enrollee, Qualifying Member, and Qualifying PwD utilizing its general accounting and business principles, consistently applied. Any deviation from Parent’s customary accounting and business principles pursuant to this Section 2.8 shall be construed in favor of the Company Stockholders unless the Stockholder Representative specifically agrees in writing to a different treatment in a particular circumstance.

2.9 Stock Options and Warrants.

(a) At the Closing, each Option that is then outstanding, whether or not vested or exercisable, shall automatically be cancelled and retired without payment of any consideration therefor. The Company shall take all action that may be necessary to effectuate the provisions of the first sentence of this Section 2.9(a).

(b) At the Effective Time, each Warrant, whether vested or unvested, shall no longer be of any further force or effect and shall not be exchangeable for any securities of Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company. The Company shall take all action that may be necessary to effectuate the provisions of this Section 2.9(b).

2.10 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. After the Effective Time, each valid certificate previously representing any of such shares of the Company’s capital stock (a “Certificate”) presented to the Surviving Company or Parent, shall be canceled and shall be exchanged as provided in Section 2.4.

2.11 Exchange of Certificates; Payment of Merger Consideration.

(a) At the Effective Time, Purchaser shall deliver, by wire transfer of immediately available funds, (i) to the Paying Agent an amount in cash equal to the Closing Amount minus the Escrow Amount (the “Closing Payment”) and (ii) to the Escrow Agent, the Escrow Amount.

(b) Parent or its designee shall act as Paying Agent hereunder (the “Paying Agent”). Promptly after the Effective Time, the Paying Agent shall mail, to former record holders of Shares who are entitled to receive Merger Consideration and have not previously submitted letters of transmittal together with Certificates, instructions for surrendering their Certificates in exchange for the Merger Consideration.

(c) On the Closing Date and thereafter, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor that portion of the Closing Payment into which the Shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 2.4.

(d) If any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to the Paying Agent, the applicable portion of the Merger Consideration.

(e) Parent, the Surviving Company, or the Paying Agent will be entitled to deduct and withhold from the Merger Consideration and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of whom such deduction and withholding were made. The Company Stockholders will provide Parent, the Company or the Paying Agent (to the extent not previously provided) any Forms W-4, W-8, W-9 or other certificates or forms Parent, the Company or the Paying Agent may reasonably request prior to or after Closing, in order to allow Parent, the Company or the Paying Agent to meet its withholding obligations under any applicable Tax law.

2.12 Books and Records. On or before the Closing Date, the Company shall deliver to Parent, or its representatives, where located, all organizational documents, minute books, stock record books and corporate seals of Company, and the original copies of all books of account, leases, other agreements, securities, customer lists, files and other documents, instruments and papers of any kind or nature, both in paper and electronic form where applicable, belonging to or relating to Company or its business.

2.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub or in the name of the Company) to take such action.

2.14 Payment Obligations. After making all payments contemplated by this Agreement, none of Parent, Merger Sub nor the Surviving Company shall have any liability or obligation with regard to the apportionment, allocation or distribution among the Company Stockholders, or receipt by the Company Stockholders of, the Merger Consideration, or any other payments required to be made to or on behalf of the Company Stockholders pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and Merger Sub that the statements contained in this Article III are true and correct, except, as set forth in the disclosure schedule delivered by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article III.

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and carry on its business as now conducted. The Company is qualified or authorized to transact business as a foreign corporation or other organization in all jurisdictions in which failure to be so qualified has had or could be reasonably expected to have a Material Adverse Effect on the Company. The Company has previously provided or made available to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of such documents.

3.2 Subsidiaries. The Company has no Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 11,250,000 shares of Company Common Stock, par value $0.0001 per share, of which 1,853,122 shares are issued and outstanding and 12,084,010 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 8,104,227 shares are issued and outstanding. Of the authorized Company Preferred Stock, 5,986,883 shares have been designated Series AA Preferred Stock, of which 4,365,500 shares are issued and outstanding; and 6,097,127 shares have been designated Series AA-1 Preferred Stock, of which 3,738,727 shares are issued and outstanding. No other shares of Company Common Stock or Company Preferred Stock are issued and outstanding. All shares of Company Capital Stock are held of record by the Persons, with the addresses and in the amounts set forth on Section 3.3(a) of the Company Disclosure Schedule. All outstanding shares of capital stock of the Company (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and (ii) have been offered, sold and delivered by the Company in compliance with applicable federal and state securities laws. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the Company assets or a merger involving the Company are set forth in the Certificate of Incorporation. No shares of Company Capital Stock are held in the Company’s treasury. There are no declared or unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Except for the Company’s 2012 Stock Incentive Plan, as amended (the “Company Stock Option Plan”), the Company has never adopted, sponsored or maintained any stock option plan or any other plan providing equity compensation to any Person. The Company Stock Option Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and its stockholders and is in full force and effect. The Company has reserved options for 1,422,143 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plan, of which options for 683,788 shares have been issued and are outstanding and options for 738,355 shares are available for grant, as of the date hereof, pursuant to the Company Option Plan. Section 3.3(b)(i) of the Company Disclosure Schedule includes a true and complete list of all Options and restricted stock awards outstanding as of the date of this Agreement, including the names of the Persons to whom such Options and restricted stock awards have been granted, the number of vested shares subject to each Option or restricted stock award, as applicable and the per share exercise price for each Option. At the Closing, each Option to purchase shares of capital stock of the Company that is then outstanding, shall be either exercised (if vested) or cancelled (if not exercised or unvested).

(ii) The Company has issued Warrants for the purchase of an aggregate of 51,301 shares of Company Common Stock, no shares of Series AA Preferred Stock and no shares of Series AA-1 Preferred Stock. All Warrants have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws. Section 3.3(b)(ii) of the Company Disclosure Schedule sets forth for each outstanding Warrant, the name of the holder of such Warrant, the domicile address of such holder, an indication of whether such holder is a current Employee of the Company, the date of grant or issuance of such Warrant, the number of shares of Company Capital Stock (and the class and series thereof) subject to such Warrant, the exercise price of such Warrant, the vesting schedule for such Warrant, including the extent vested as of the date of this Agreement and whether and to what extent the exercise rights of such Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. As of the Effective Time, the Warrants shall no longer be of any force or effect and shall not be exchangeable for any securities of Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company.

(iii) True and complete copies of all instruments referred to in this Section 3.3(b) have been provided to Parent.

(c) The Company’s authorized capital stock consists solely of the Company Common Stock and Company Preferred Stock described in Section 3.3(a). There are no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described in Sections 3.3(a). There are no authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or obligating the Company to grant, extend or enter into any such agreement, other than the Options listed in Section 3.3(b)(i) and the Warrants listed in Section 3.3(b)(ii) of the Company Disclosure Schedule. After the Effective Time, no Options or Warrants shall be exercisable for or convertible into any security of Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company.

(d) Not less than two (2) Business Days prior to the Closing, the Company has prepared and delivered to Parent a spreadsheet, which sets forth the holdings of each holder of Company Capital Stock, Options or Warrants (the “Spreadsheet”). The Spreadsheet accurately sets forth, as of the Closing, (i) the name of each Person that is the registered owner of any shares of Company Capital Stock, Options or Warrants and the number and kind of such shares so owned, or subject to Options or Warrants so owned, by such Person, (ii) the portion of the Merger Consideration payable to each such Person, including the portion of the Closing Payment and (iii) such holder’s Pro Rata Share of the Escrow Amount and the Earn-Out Consideration. The number of such shares set forth as being so owned, or subject to Options or Warrants so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company.

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each of the Certificate of Merger and each other agreement, certificate or document contemplated thereby or hereby (each, a “Related Agreement”) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger), subject only to the approval of this Agreement and the Merger by the Company Stockholders. Section 3.4 of the Company Disclosure Schedule sets forth all votes, consents or approvals required of the Company Stockholders in connection with this Agreement and the Related Agreements and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Company Stockholder Requisite Consent”). This Agreement, the Related Agreements and the Merger have been unanimously approved by the board of directors of the Company. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.5 No Conflict. The execution and delivery of this Agreement by the Company does not, and the compliance with and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, (i) conflict with, or result in any violation or loss of benefit of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation under (any such event, a “Conflict”) any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in a change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, or Material Contract to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Law or Authorization applicable to the Company, any of the Subsidiaries or by which any of their respective properties or assets is bound or (iv) result in the creation of any Lien on the assets or properties of the Company or a Subsidiary. Section 3.5 of the Company Disclosure Schedule sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all material rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Time. The Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, to Parent.

3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger, the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholder Requisite Consent.

3.7 Company Financial Statements. Section 3.7 of the Company Disclosure Schedule sets forth (i) the audited balance sheets of the Company as of December 31, 2016 and 2015 and the related audited statements of operations, changes in stockholders’ equity and cash flows of the Company for the years then ended, and (ii) the unaudited balance sheet of the Company (the “Company Balance Sheet”) as of December 31, 2017 (the “Balance Sheet Date”) and the related unaudited statements of operations, changes in stockholders’ equity and cash flows of the Company for the year then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements are derived from the books and records of the Company and have been prepared in accordance with GAAP, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and during the periods indicated therein.

3.8 Liabilities; Indebtedness.

(a) The Company does not have any Liability, other than (i) Liabilities reflected in or reserved against on the Company Balance Sheet or in the notes thereto, (ii) Liabilities to trade creditors incurred in the ordinary course of business since the Balance Sheet Date, (iii) Transaction Expenses and (iv) Liabilities set forth in Section 3.8(a) of the Company Disclosure Schedule.

(b) Section 3.8(b) of the Company Disclosure Schedule sets forth the Indebtedness of the Company. The Company has no other Indebtedness outstanding as of the date hereof except for Indebtedness set forth on Section 3.8(b) of the Company Disclosure Schedule.

3.9 Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedule, since the Balance Sheet Date and through and including the date of this Agreement, there has not been, occurred or arisen any:

(a) transaction by the Company, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

(c) capital expenditure or capital commitment by the Company of $10,000 in any individual case or $20,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise, other than payments, discharges or satisfactions in the ordinary course of business or of liabilities reflected or reserved against in the Company Balance Sheet;

(e) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance);

(f) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including without limitation charges of wrongful discharge, discrimination, or other unlawful labor and/or employment practices or actions;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(h) revaluation by the Company of any of its assets, including, without limitation, the writing down of the value of inventory or writing off of notes or accounts receivable, in any case in excess of $10,000 in the aggregate;

(i) declaration, setting aside or payment of a dividend on or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock, Options or Warrants, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any Company Capital Stock, Options or Warrants;

(j) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants, contractors, or advisors, including, without limitation, the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Options or any amendment of any vesting terms related to Options or restricted stock held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such Person;

(k) (A) grant of any severance or termination pay (i) to any director or officer or (ii) to any other Employee, (B) adoption or amendment of any employee benefit plan or severance plan, (C) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or Employee;

(l) any amendment, modification or other alteration to any Material Contract;

(m) sale, lease, license or other disposition of any of the assets or properties of the Company other than in the ordinary course of business, or creation of any Lien in such assets or properties, except licensing of software in the ordinary course of business and consistent with past practices and sales of assets or properties not in excess of $10,000 in the aggregate;

(n) loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others;

(o) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

(p) commencement, notice or threat of commencement, of any lawsuit or proceeding against or investigation of the Company, or commencement or settlement of any litigation by the Company;

(q) (i) transfer or sale by the Company of any rights to the Company Intellectual Property or the entering into of any license agreement, distribution agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person, (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

(r) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of its Subsidiaries;

(s) issuance, grant, or sale (or authorization of the same) by the Company of any Company Capital Stock, any Options, any Warrants, or any securities exchangeable, convertible or exercisable therefore, or any securities, subscriptions, warrants, options or rights to purchase any of the foregoing, or purchase or proposed purchase of any of the foregoing;

(t) event, occurrence, change, effect or condition of any character that has had or reasonably could be expected to have a Material Adverse Effect; or

(u) agreement, whether in writing or otherwise, to do any of the foregoing.

3.10 Taxes.

(a) The Company has timely filed or caused to have been timely filed all Tax Returns required to have been filed by or with respect to the Company. Each such Tax Return was correct and complete in all material respects. All Taxes (whether or not shown as owed on any such Tax Return) owed by the Company have been timely paid.

(b) The Company has timely withheld and timely paid all Taxes required to have been withheld and paid by it and has complied in all respects with applicable Law relating to the withholding of Taxes.

(c) There is no claim, audit, action, suit or proceeding pending, or, to the Company’s Knowledge, threatened in writing against or with respect to the Company in respect of any Tax or Tax Return.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period. The Company is not a party to any contract the primary function of which is to serve as a Tax allocation or sharing agreement.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, the Company has not received any written notice from any Tax Authority that the Company should have filed Tax Returns in a jurisdiction in which it failed to file.

(f) No grants have been provided by the United States, a state thereof, a political subdivision of a state or any other Governmental Entity for use in the development, permitting, acquisition, installation, ownership, marketing, sale, financing and planned operation of any asset held by the Company.

(g) The Company has not entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and any reportable transactions in which the Company has entered into have been properly reported as required by Treasury Regulation Section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

3.11 Restrictions on Business Activities. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

3.12 Title to Properties; Absence of Liens.

(a) (i) The Company does not own and has never owned any real property. All of the real property used or occupied by the Company, together with all buildout, fixtures and improvements created thereon (“Real Property”), is leased or subleased by the Company, or the Company has an interest in such Real Property pursuant to a warehousing, license or occupancy agreement (“Leased Real Property”).

(ii) Section 3.12(a)(ii) of the Company Disclosure Schedule sets forth all leases, subleases and other agreements pursuant to which the Company derives its rights in the Leased Real Property as well as all leases, subleases and other agreements pursuant to which the Company leases or subleases any of the Leased Real Property to any other Person (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the date of such Lease and each amendment thereto, the aggregate annual rent, and the address of all buildings. The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a default by the Company or, to the Company’s Knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company and each landlord or sublandlord with respect to the Leased Real Property. All rent and other charges currently due and payable under the Leases have been paid.

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements or in Section 3.12(b) of the Company Disclosure Schedule and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c) All properties and assets owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted and (ii) in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all registered Intellectual Property Rights that are owned by the Company and all material Company Intellectual Property that is licensed from another Person by the Company (other than nonexclusive licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms). Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each item of Company Intellectual Property is either: (i) owned solely by the

Company free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company and its successors pursuant to a valid and enforceable written license. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the Company has all rights in the Company Intellectual Property necessary to carry out the Company’s current activities, or any activities currently contemplated by the Company. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

(b) The Company is not in violation, in any material respect, of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company in the Company Intellectual Property.

(c) The use by the Company of the Company Intellectual Property as currently used and as currently proposed to be used does not infringe any other Person’s Intellectual Property Rights. No claims or threats (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company, infringes or will infringe on any Intellectual Property Right of any Person have been asserted against the Company.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there are no legal or governmental proceedings, including interference, reexamination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyrights owned by the Company are valid, enforceable and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

(e) The Company has taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any Subsidiary. The Company has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, the Company Intellectual Property does not include any Publicly Available Software and the Company has not incorporated any Publicly Available Software in whole or in part in any part of Company Intellectual Property in a manner that may subject Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no third parties have possession of any Company source code.

(h) Section 3.13(h) of the Company Disclosure Schedule, sets forth (i) the Company’s network element modules and resource information modules with respect to which source code licenses have been granted to customers, (ii) the name of the customer who benefits from such license and (iii) the agreement under which the source code license was granted.

3.14 Contracts.

(a) “Material Contract” shall mean each Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound and under which there are Liabilities, receivables or ongoing obligations (other than customary confidentiality obligations):

(i) that is a collective bargaining agreements;

(ii) that is an employment or consulting Contract;

(iii) that provides for any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan;

(iv) the benefits of which will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement;

(v) that is a fidelity or surety bond or completion bond;

(vi) that provides for indemnification by the Company of (A) a third party, other than in connection with a commercial agreement in the ordinary course of business and consistent with the Company’s past practice or (B) a director, officer or employee;

(vii) that limits the freedom of the Company to engage in any line of business or to compete with any Person;

(viii) that relates to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise);

(ix) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract (A) for Indebtedness of or lending of money by or issued at the request of the Company, or (B) under which the Company has created, incurred, assumed or guaranteed (or may create, incur or guarantee) Indebtedness of any Person, or under which the Company has imposed a security interest on any of its material assets, which security interest secures outstanding Indebtedness of any Person;

(x) that is a purchase order, lease, license, contract or other agreement involving $10,000 or more,

(xi) that is a dealer, distribution, joint marketing (including any pilot program), original equipment manufacturer, value added, remarketer, reseller, referral, development, content provider, destination site or sales representative agreement,

(xii) pertaining to any government or non-government grants, whether pure grant or repayable by the Company;

(xiii) that is not cancelable by the Company without penalty within one (1) year.

(b) Set forth in Section 3.14(b) of the Company Disclosure Schedule is a complete and accurate list of each Material Contract. The Company has provided to Parent accurate and complete copies of each Material Contract. Each Material Contract is in full force and effect and is the legal, valid and enforceable obligation of the Company and, to the Company’s Knowledge, each other party thereto in accordance with its terms.

(c) The Company is not, and to the Company’s Knowledge, no other party thereto is, in material violation of or in breach or default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and no event has occurred that with notice or the lapse of time or both constitutes a material violation, breach or default thereunder by the Company or, to the Company’s Knowledge, any counterparty to any Material Contract. The Company has not given or received written notice to or from any Person (i) relating to any such alleged or potential default that has not been cured or (ii) conveying the intention to terminate or not renew such Material Contract.

3.15 Change of Control Payments. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of or consultants to the Company as a result of or in connection with the Merger.

3.16 Interested Party Transactions.

(a) To the Company’s Knowledge, no officer, director or Affiliate of the Company (nor any descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company any goods or services, or (iii) a beneficial interest in any contract or agreement set forth in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.16.

(b) There are no receivables of the Company owed by any director, officer, employee, or consultant to the Company (or descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice).

3.17 Compliance with Laws.

(a) The Company is, and since inception has been, in compliance, in all material respects, with all applicable Laws and Authorizations. The Company has not received any written notice (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company, or (ii) from any Person alleging that the Company is not in compliance in any material respect with any applicable Law, and there are no pending, or to the Knowledge of the Company, threatened, hearings, investigations or other actions with respect to any such notice, investigation, audit or alleged non-compliance.

(b) Section 3.17(b) of the Company Disclosure Schedule lists all Authorizations that are held by the Company or any of its Subsidiaries. Each Authorization held by the Company is in full force and effect. The Company is in compliance with, not in violation of, and has not received written notice from any Governmental Entity of any violations of any such Authorizations. The Company holds all Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as currently conducted.

3.18 Litigation. Except as set forth on Section 3.18 of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, complaint, arbitration, litigation, investigation or other similar proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Authority or arbitrator (each, an “Action”) pending or, to the Company’s Knowledge, threatened (a) against the Company, or any of its directors, officers or employees in their respective capacities as officers, directors and/or employees of the Company, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. There is no unsatisfied judgment, penalty or award against or affecting the Company, or, to the Company’s Knowledge, any of the Company’s directors, officers or employees in their respective capacities as officers, directors and/or employees of the Company, or any of the Company’s properties or assets.

3.19 Brokers’ and Finders’ Fees. No broker, finder, or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with the Company or any Subsidiary, or any action taken by the Company.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a list of all insurance policies owned or held by the Company. All such policies are in full force and effect and are valid and enforceable in accordance with their terms. The Company is not in default with respect to any provision contained in such policy and all premiums with respect thereto have been paid to the extent due. There are no outstanding unpaid claims under any such policy. The Company has not received notice of cancellation or non-renewal of any such policy or disclaiming coverage or reserving rights with respect to any claim or any such policy in general.

3.21 Minute Books. The corporate minutes of the Company made available to Parent are complete and accurate in all material respects, and fairly summarize all meetings held, and accurately reflect in all material respects all other corporate actions of the Company Stockholders and the board of directors of the Company (and any committees thereof), except for minutes and actions related to this Transaction which will be made available to Parent following Closing.

3.22 Employee Benefit Plans.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a list of all plans, agreements, policies or other obligations providing for fringe benefits (including vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs) and each other benefit, bonus, incentive compensation, deferred compensation, change in control, profit sharing, severance, retirement, health, life, disability, group insurance, employment, equity option, equity purchase right, unit appreciation right, performance unit, supplemental unemployment, layoff, consulting or other similar plan, agreement, policy or understanding whether funded or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Affiliates (the “Employee Plans”).

(b) The Employee Plans have been maintained, operated, and administered in compliance with their terms and any related documents or agreements and in compliance with Applicable Law, in each case in all material respects, and all material contributions, premiums and benefit payments under or in connection with the Employee Plans that are required to have been made as of the date hereof in accordance with the terms of the Employee Plans or Applicable Law have been timely made or properly accrued in compliance with Applicable Law.

(c) There are no pending or, to the Company’s Knowledge, threatened claims and no pending or, to the Company’s Knowledge, threatened litigation with respect to any Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Plan. With respect to any Employee Plan, neither the Company nor any of its Affiliates has engaged in a transaction in connection with which the Company or any of its Affiliates would reasonably be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(e) Neither the Company nor any of its Affiliates has any agreement, commitment, or obligation to modify or amend any existing Employee Plan.

(f) No Employee Plan exists that, as a result of the execution of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement, would reasonably be expected to (i) result in the payment of severance or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans; or (iii) result in payments under any of Employee Plan that would not be deductible under Section 280G of the Code or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time.

(g) Neither the Company nor its ERISA Affiliates has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code in the last six years.

(h) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” as that term is defined in Section 3(37) of ERISA in the last six years. No Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) No Employee Plan provides for post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any Development Company, other than continuation coverage required under the “COBRA” provisions of ERISA and the Code.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder such that no adverse tax consequences will result for the Company, any Affiliate, or any applicable service provider.

(k) Neither the Company nor any Affiliate has any obligation to provide, and no Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

3.23 Labor Matters.

(a) The Company, prior to the execution hereof, has provided or made available to Parent a true, correct and complete schedule setting forth, with respect to each employee and individual independent contractor of the Company as of the date of this Agreement, the following information: name; job title; department for which he/she works; job location; full or part-time status; date of hire; and current annual base salary, wage rate or rate of compensation. Except as set forth in Section 3.23(a) of the Company Disclosure Schedule hereto, (i) the employment of each employee of the Company is terminable at will by the Company, and (ii) there are no outstanding Contracts or arrangements with respect to severance payments with any employee or former employee of the Company. No employee of the Company has provided notice to or otherwise informed the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement

(b) Since inception, the Company has complied in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, worker classification, wages and hours and nondiscrimination in employment, health and safety, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes. Except as set forth on Section 3.23(b) of the Company Disclosure Schedule, there is no charge, complaint or proceeding pending, or to the Company’s Knowledge, threatened, nor has there been a charge, complaint or proceeding against the Company alleging unlawful discrimination in employment practices before any court or agency, and there is no charge of or proceeding pending, or to the Company’s Knowledge, threatened, nor has there been a charge or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board or any Governmental Entity.

(c) The Company is and has been in compliance with the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law, and has no liabilities or obligations thereunder.

3.24 Environmental Matters. Except as set forth in Section 3.24 of the Company Disclosure Schedule:

(a) The operations of the Company have been and are currently being conducted in compliance in all material respects with all applicable Environmental Laws and the Company is not aware of the existence of any condition or event regarding any Real Property, that would constitute a violation of any applicable Environmental Laws.

(b) Other than leases for office space entered into upon customary terms and conditions, neither the Company nor its subsidiaries have contractually, by operation of law or otherwise, assumed or succeeded to any environmental liabilities of any predecessors or any other Person.

(c) The Company has not received any notice, whether oral or written, from any Governmental Entity or third party asserting any liability under or violation of any Environmental Laws that remains outstanding or unresolved.

(d) The Company has provided to the Parent all environmental reports, assessments, audits, studies, investigations, data, Company Environmental Permits and other written environmental information in its custody, possession or control concerning the business of the Company and the Real Property.

3.25 Regulatory Matters.

(a) The Company is not currently engaged in, nor has previously engaged in, any activities requiring a Food and Drug Administration (“FDA”) registration or any other Authorization from the FDA, including, but not limited to, the development, testing, manufacture, marketing, assembly, distribution, commercialization, licensing, or sale of any software or other product subject to FDA regulation as a medical device.

(b) The Company has not received notice of, nor been subject to, any adverse inspectional finding, data integrity review, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483, or other compliance or enforcement notice, communication, or correspondence from FDA or any other Governmental Entity.

(c) Neither Company nor any of its employees, agents, or affiliates have (i) made an untrue statement of material fact or fraudulent statement any other Governmental Entity, or in any records or documentation prepared or maintained to comply with the applicable Laws; (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity; (iii) or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Entity for data or healthcare program fraud. Neither Company nor any of its officers, directors, or employees have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of any Governmental Authority.

(d) Neither Company nor any of its employees, agents, contractors, stockholders, owners or directors have been excluded from, debarred, restricted or prohibited from participation in any federal health care program, including Medicare and Medicaid.

(e) The Company is and at all times has been in compliance in all material respects with all health care laws, including, without limitation, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the Stark Law), 42 U.S.C. § 1395nn and all implementing Laws and Orders; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 5158; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (collectively, “HIPAA”) and all applicable implementing Laws and Orders; and any similar state and local Laws and Orders; and all applicable federal, state, and local licensing, certificate of need, corporate practice of medicine, fee splitting, state anti-kickback or self-referral, regulatory and reimbursement Laws and Orders applicable to the services provided by the Company, its employees, or its affiliates.

(f) The Company is not and has never been the subject of an audit, inspection, investigation, or review by a Governmental Entity, including, without limitation, the Medicare program, or any other commercial or private third party payor or insurance plan.

(g) The Company has, at all times, engaged properly licensed healthcare professionals to provide clinical oversight and supervision of the services provided by the Company, its employees, or its affiliates in accordance with and as may be required by applicable state laws.

3.26 Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, (i) contains any untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents, warrants and covenants to the Company as follows:

4.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified has had or could be reasonably expected to have a material adverse effect on Parent. Parent has heretofore made available to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as amended to the date hereof. Such certificate of incorporation and bylaws, each as amended to date, are in full force and effect, Parent is not violation of any provision thereof. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and, upon the filing of the Parent Restated Certificate, the compliance with and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default under or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) any note, bond, mortgage, indenture, lease, contract or other agreement to which the Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Law or Authorization applicable to the Parent or Merger Sub or by which any of their respective properties or assets is bound or (iv) result in the creation of any Lien on the assets or properties of Parent or Merger Sub. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby except for the filing of the Parent Restated Certificate and the Certificate of Merger, and any other required certificates with the Secretary of State of the State of Delaware. Parent has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date, to the Stockholder Representative. Prior to the Closing, Parent shall have delivered a true and correct copy of the Parent Restated Certificate to the Stockholder Representative.

4.4 Finder’s Fees. No Person retained by Parent or its affiliates is or will be entitled to any commission or finder or similar fee in connection with the Merger.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice, and use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue to perform and comply with the terms of existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, the Company will not (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

(a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights);

(c) sell, lease, license, assign, dispose, transfer or otherwise make any commitment with respect to assets;

(d) (i) except for any draw downs on the secured promissory note issued to Regence BlueShield as of March 12, 2018, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions or issue or sell debt securities or warrants or rights to acquire any debt securities;

(e) mortgage, pledge, create, incur, assume or suffer to exist any Lien on any of the Company’s material assets;

(f) (i) enter into, adopt, amend or terminate any Employee Plan, (ii) enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between the Company and any of its officers, directors or employees, (iii) grant any increase in compensation or benefits, including the grant of any bonus, equity or equity-based compensation, to any current or former director, officer, employee or consultant, or (iv) fail to make contributions to Employee Plans in accordance with past practice;

(g) cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of the Company, except as expressly provided by the terms of this Agreement;

(h) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;

(i) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(j) settle or compromise any pending or threatened suit, action or claim where the amount paid in settlement or compromise exceeds $10,000 or which relates to the transactions contemplated hereby;

(k) forgive, compromise or waive any obligation or performance (past, present or future) owed to the Company, including under any Material Contract or other right or claim;

(l) amend, cancel, waive or modify any right under any Material Contract or any enter into any Material Contract; or

(m) authorize any of, or commit or agree to take any of the foregoing actions.

5.2 Access to Information. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause its officers, employees and agents to, afford to Parent and its officers, employees and agents access at all reasonable times to the Company’s employees, agents, properties, books, records and contracts reasonably required to respond to Parent’s diligence requests, and shall furnish Parent such financial, operating and other data and information as Parent may reasonably request. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

5.3 Exclusive Dealing.

(a) The Company hereby agrees that from and after the date hereof and until the Closing or the termination of this Agreement in accordance with the terms hereof, neither the Company nor any of its Affiliates or representatives shall, directly or indirectly:

(i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (a) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or assets of the Company, (b) to enter into any merger, consolidation, exchange or other business combination relating to the Company or (c) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company; or

(ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person, any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

(b) The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Parent promptly, but in any event within twenty-four (24) hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. The Company shall not release any Person from, or waive any provision of, any confidentiality agreement to which the Company is a party, without the prior written consent of Parent.

5.4 Company Stockholder Requisite Consent.

(a) Within three (3) Business Days after the execution of this Agreement and in lieu of calling a meeting of the Company Stockholders, the Company shall submit to the Company Stockholders a written consent in the form prepared by the Company and reasonably approved by Parent (the “Merger Consent”) to the Company Stockholders. Upon due execution and delivery of Merger Consents constituting the Stockholder Requisite Consent to the Company by such stockholders in accordance with Section 228 of the DGCL, the Company shall deliver to Parent a copy of the Merger Consent, certified as correct and complete by an executive officer of the Company.

(b) Promptly following the delivery of the Merger Consent, but in no event later than three (3) Business Days thereafter, the Company shall deliver notice of the approval of the Merger by written consent of the Company Stockholders, pursuant to the applicable provisions of the DGCL and the Company’s certificate of incorporation and bylaws (the “Stockholder Notice”), to all Company Stockholders that did not execute the Merger Consent. The Stockholder Notice shall (i) include a statement to the effect that the board of directors of the Company determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Merger Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of DGCL and all such other information as is required by the DGCL or as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s capital stock as contemplated by Section 262(d)(2) of the DGCL. The Stockholder Notice shall additionally include therewith, to the extent not previously provided to such Company Stockholders, the Merger Consent, and shall request that such Company Stockholders duly execute and deliver to the Company a written consent to the Merger. All materials submitted to the Company Stockholders in accordance with this Section 5.4(b) shall be subject to Parent’s advance review and reasonable approval, which Parent shall provide within two (2) Business Days of receipt of any materials submitted to Parent pursuant to this Section 5.4(b).

5.5 Notice to Warrant Holders. Promptly following the execution of this Agreement, but in no event later than three (3) Business Days thereafter, the Company shall deliver notices to each of the Warrant holders providing notice of this Agreement and the transactions contemplated hereby, and stating that as of the Effective Time, the Warrants shall no longer be of any force or effect and shall not be exchangeable for any securities of Parent or the Surviving Company.

5.6 Notification of Certain Matters. Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company, Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.7 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each Party shall use its respective commercially reasonable efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

5.8 Public Announcements. Neither Parent, Company, the Stockholder Representative nor any of their respective Affiliates shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the mutual written approval of Parent and the Stockholder Representative, unless disclosure is otherwise required by Law or by the applicable rules of any stock exchange, provided that, to the extent required by Law, the Party intending to make such release shall, prior to such release, consult with the other Party with respect to the text thereof.

5.9 Indemnification of Directors and Officers.

(a) Indemnification. For six years from and after the Effective Time, the Surviving Company shall, to the extent permitted under applicable law, continue to indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) after the Effective Time to the same extent such Persons are indemnified as of the date of this Agreement by the Company, pursuant to the Company’s certificate of incorporation, the Company’s bylaws and indemnification agreements (but only to the extent such agreements are set forth on the Company Disclosure Schedule) with any Covered Persons as in effect on the date of this Agreement, against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit proceeding or investigation arises out of or pertains to acts or omissions occurring prior to the Effective Time. If any claim, action, suit, proceeding or investigation is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.3 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. Notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, the Surviving Company shall not, without the prior written consent of such Covered Person (not to be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry or any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation; provided, however, the Surviving Company will not be liable for any settlement effected without the Surviving Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b) D&O Tail Policy. Immediately prior to the Effective Time, the Company will purchase a 6-year “tail” directors’ and officers’ liability insurance and fiduciary insurance policy to cover the Surviving Company’s indemnification obligations set forth in Subsection (a) above of this Section 5.3 (the “D&O Tail Policy”). From and after the Effective Time, the Surviving Company will maintain the D&O Tail Policy in full force and effect until the Surviving Company’s indemnification obligations set forth in Subsection (a) above have either expired or been fulfilled. The cost of the D&O Tail Policy shall be a Transaction Expense.

(c) Assumption of Obligations. In the event the Surviving Company (A) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Company shall cause such continuing or Surviving Company or entity or transferee of such assets, as the case may be, to assume the obligations set forth in this Section 5.3.

(d) No Modification without Consent. The obligations under this Section 5.3 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person, unless such change is required to comply with applicable law. The provisions of this Section 5.3 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

5.10 Employees, Employee Benefits.

(a) Parent agrees that during the period commencing at the Closing and ending on December 31, 2018 (but not beyond the date on which the applicable Company Employee’s employment with the Company ends), Parent shall, or shall cause the Surviving Company to, provide each employee of the Company who remains employed by the Company immediately after the Closing (the “Company Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company to such employee immediately prior to the Closing; and (ii) retirement and welfare benefits that are substantially comparable in the aggregate to those provided by the Company to such employee immediately prior to the Closing.

(b) In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Closing Plans to the extent coverage under such Post-Closing Plan replaces coverage under any Employee Plan in which such Company Employee was participating immediately prior to the Closing; and (ii) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use reasonable efforts to cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of any such Post-Closing Plan to be waived for such Company Employee and his or her covered dependents to the extent such requirement was waived or satisfied prior to Closing, and Parent shall use reasonable efforts to cause, with respect to the plan year in which the Company Employee’s participation in such Post-Closing Plan begins, any eligible expenses incurred by such Company Employee and his or her covered dependents under the corresponding Employee Plan during such plan year through the date such Company Employee’s participation in such Post-Closing Plan begins to be taken into account under such Post-Closing Plan for such plan year for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents as if such amounts had been paid in accordance with such Post-Closing Plan.

5.11 Disclosure Schedule Update. The Company acknowledges that the Company Disclosure Schedule provided as of the date of this Agreement is incomplete. The Company agrees to deliver a complete and correct Company Disclosure Schedule to Parent on or before April 4, 2018. Parent shall have the right to terminate this Agreement due to any information disclosed on the Disclosure Schedule Update or provided as supplemental due diligence with respect thereto at any time prior to the date that is three (3) Business Days thereafter. From and after April 5, 2018, the Company shall have the right to supplement or amend the information contained in the Company Disclosure Schedule (the “Disclosure Schedule Update”). The Company shall notify Parent when such Disclosure Schedule Update is complete. Parent shall have three (3) Business Days following delivery by the Company of the Disclosure Schedule Update to review the Disclosure Schedule Update and deliver to the Company a supplemental due diligence request based on its review thereof. In the event the Disclosure Schedule Update provides information that is a material change to the information provided as of the date of the original Company Disclosure Schedules, Parent shall have the right to terminate this Agreement. For the avoidance of doubt, any matter, item, occurrence or change included in the Disclosure Schedule Update shall not be deemed to be incorporated into the Company Disclosure Schedule for purposes of the indemnification provisions set forth in Article VII hereof, and Parent shall retain all rights set forth herein with respect to any such matter, item, occurrence or change.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction (or waiver by consent of each Party, where permissible), at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the affirmative vote of the holders of Shares required to adopt this Agreement and the Merger in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Company.

(b) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that the conditions of this Section 6.1(b) shall not apply to any Party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval, authorization or consent.

(c) No Injunctions; Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal, or otherwise prohibiting consummation of the Merger.

6.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations, Warranties and Covenants. The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Corporate Certificates. The Company shall have delivered a copy of the Certificate of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Secretary of State of the State of

Delaware and a certificate, as of the most recent practicable date, of the Secretary of State of the State of Delaware as to the Company’s corporate good standing.

(c) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (b) the Bylaws of the Company, (c) the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (d) the resolutions of the Company Stockholders of the Company adopting this Agreement.

(d) Consents. The Company shall have obtained waivers or consents or provided notice, as applicable, which waivers and consents shall remain in full force and effect, with respect to all agreements set forth on Schedule 6.2(d).

(e) No Company Material Adverse Change. Since the Balance Sheet Date, no event shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Joinder to Merger Agreement. Each of the Company Escrow Parties shall have executed and delivered to Parent a joinder to this Agreement, in the form of Exhibit A attached hereto; provided, that any Company Escrow Party that is not receiving Closing Date Consideration shall not be obligated to execute and deliver the joinder until such Company Escrow Party is entitled to receive any portion of the Earn-Out Consideration or Additional Consideration.

(g) Debt Payoff Letters. The holder of the Promissory Notes and any other holders of Indebtedness of the Company as of the Closing Date shall have executed and delivered to Parent Debt Payoff Letters.

(h) Release of Security Interests. All security interests in and liens on the assets of the Company shall be terminated and released by any means necessary including the filing of UCC-3 statements.

(i) Offer Letters. The employees of the Surviving Company listed on Schedule 6.2(i) shall have countersigned the employment offer letters provided to such employees by Parent.

(j) Series E Closing. Parent shall have consummated the sale of shares of its Series E Preferred Stock (the “Series E Closing”).

6.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Company at or prior to the Effective Time:

(a) Representations, Warranties and Covenants. The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date except for such breaches that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent or Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have delivered to Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Secretary’s Certificate. Parent shall have delivered a certificate of the Secretary of Parent, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Parent executing documents executed and delivered in connection herewith, (b) the bylaws of Parent, as in effect from the date this Agreement was approved by the Parent Board until the Closing Date and (c) the resolutions of the Parent Board authorizing and approving the applicable matters contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Company Escrow Parties.

(a) From and after the Closing and subject to the other terms and conditions of this ARTICLE VII, each of the Company Escrow Parties shall, in the manner contemplated by this ARTICLE VII, indemnify and defend each of the Parent Indemnified Persons against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, such Company Escrow Party’s Pro Rata Share of any and all Damages incurred or sustained by, or imposed upon, the Parent Indemnified Persons based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy or breach by the Company of any representation or warranty made by the Company in this Agreement (disregarding any materiality or Material Adverse Effect or similar qualification);

(ii) any nonfulfillment or breach of any covenant or agreement made by the Company in this Agreement;

(iii) any Transaction Expenses that were not reflected in the Closing Net Working Capital;

(iv) any Indebtedness of the Company as of the close of business on the Closing Date that was not reflected in Payoff Indebtedness or Closing Net Working Capital;

(v) any payments made in respect of Dissenting Shares in excess of the portion of the Merger Consideration otherwise payable in respect of such Dissenting Shares; and

(vi) any inaccuracy in the Spreadsheet.

(b) “Damages” shall mean the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury, property damage, Contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys.

(c) The indemnity of each Company Escrow Party provided in this Section 7.1 shall be for the benefit of and extend to the Parent Indemnified Persons.

(d) The Parties shall treat, for Tax purposes, any amounts paid under this ARTICLE VII as an adjustment to the Merger Consideration except as otherwise required by Applicable Law.

7.2 Indemnification by Parent.

(a) From and after the Closing and subject to the other terms and conditions of this ARTICLE VII, Parent shall, in the manner contemplated by this ARTICLE VII, indemnify and defend each of the Company Escrow Parties against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for any and all Damages incurred or sustained by, or imposed upon, the Parent Indemnified Persons based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy or breach by Parent of any representation or warranty made by Parent in this Agreement (disregarding any materiality or Material Adverse Effect or similar qualification);

(ii) any nonfulfillment or breach of any covenant or agreement made by Parent in this Agreement.

7.3 Indemnification Actions. All claims for indemnification under this ARTICLE VII shall be asserted and resolved as follows.

(a) For purposes of this ARTICLE VII, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this ARTICLE VII, and the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this ARTICLE VII.

(b) To make a claim for indemnification, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 7.3 in writing, including a general description of the basis for such claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person’s receipt of the Third Party Claim, and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, no delay in providing such notice shall affect the obligations of the Indemnifying Person to provide indemnification hereunder except to the extent the Indemnifying Person is materially prejudiced thereby.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall promptly notify the Indemnified Person whether it will assume the defense of such Third Party Claim under this ARTICLE VII.

(d) If the Indemnifying Person assumes the defense of the Third Party Claim, it shall have the right to defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Person shall have full control of such defense and proceedings. The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 7.3(d); provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person, or (B) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person assumes the defense of the Third Party Claim, the Indemnified Person will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person. The Parties will use commercially reasonable efforts to minimize Damages from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. An Indemnifying Person shall not, without the written consent of the Indemnified Person, consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim to the extent such judgment, compromise or settlement provides for any relief other than monetary relief that will be fully paid by the Indemnifying Person.

(e) If the Indemnifying Person notifies the Indemnified Person that it will not, or otherwise does not promptly, assume the defense of the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing. Whether or not the Indemnifying Person has assumed the defense of the Third Party Claim, the Indemnifying Person will not be obligated to indemnify the Indemnified Person for any settlement entered into or any judgment that was consented to without the Indemnifying Person’s prior written consent.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) pay such Damages, or (ii) dispute the claim for such Damages.

7.4 Limitation on Actions.

(a) Each of the representations and warranties and covenants contained in this Agreement and in any certificate delivered in connection with this Agreement and the right of an Indemnitee to assert any claim for indemnification pursuant to this ARTICLE VII shall survive the Closing until the first anniversary of the Closing Date (except for the Fundamental Representations, which shall survive for a period of six (6) years after the Closing Date).

(b) Notwithstanding Section 7.4(a), a Party’s rights to indemnification shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated in amount, with respect to which the Indemnified Person has in good faith delivered written notice to the Indemnifying Person, prior to the expiration of the applicable survival period, setting forth the basis for indemnification and the facts upon which the claim for indemnification is based and, if known to the Indemnitee, a reasonable estimate of the Damages relating thereto, without requiring such Party to commence litigation or any other proceeding.

(c) The Company Escrow Parties shall not have any Liability for any indemnification under Section 7.1 unless and until the aggregate Damages for which Claim Notices are delivered by Purchaser in accordance herewith exceed $189,250, in which case the Company Escrow Parties shall have Liability for all Damages for which Claim Notices are delivered by Purchaser in accordance herewith from the first dollar. The foregoing limitations shall not apply in the case of intentional fraud.

(d) Except with respect to claims relating to a breach of the Fundamental Representations, or in the event of intentional fraud, for which the aggregate Damages payable by the Company Escrow Parties will be limited to the amount of the Merger Consideration (less any amount previously paid or to be paid by the Company Escrow Parties pursuant to this ARTICLE VII) and which may be drawn from the Indemnity Escrow Amount or recovered directly from the Company Escrow Parties at Parent’s election, (i) the aggregate Damages payable by the Company Escrow Parties pursuant to Section 7.1 shall be drawn from the Indemnity Escrow Amount, and (ii) the amount of such Damages for which the Company Stockholders are liable under Section 7.1 shall at no time exceed an amount equal to the Escrow Amount at such time.

(e) The aggregate Damages payable by Parent pursuant to this Agreement shall be limited to the amount of the Merger Consideration (less any amount previously payable by Parent).

7.5 Exclusive Remedy. The indemnification provided for in this ARTICLE VII is the sole and exclusive right and remedy available to the Parties with respect to any claim or cause of action based upon, relating to or arising out of this Agreement or otherwise in respect of the transactions contemplated hereby, whether such claim or cause of action arises out of any contract, tort or other common law theory or otherwise; provided, however, that nothing herein will limit any such Party’s remedies in respect of intentional fraud by the other Party in connection with this Agreement.

ARTICLE VIII

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Parent and the Company Escrow Parties for certain tax matters following the Closing Date:

8.1 Tax Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall provide the Stockholder Representative the opportunity to review and comment on each such income Tax Return described in the preceding sentence prior to filing and shall make such revisions to such income Tax Returns as are reasonably requested by the Stockholder Representative.

8.2 Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of the Company for income Tax periods which begin before the Closing Date and end after the Closing Date.

8.3 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

8.4 Retention of Records. For a period of three years following the Effective Time, Parent shall retain the Surviving Company’s records and information which are reasonably related to the Company’s Tax Returns.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholders of the Company adopt this Agreement:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent or the Company, if the Closing has not occurred on or prior to June 1, 2018; provided, however: (i) a Party shall not have the right to terminate this Agreement under this Section 9.1(b) if the Closing has failed to occur because such Party has failed to perform or observe in any material respect its covenants and agreements hereunder; and (ii) provided that Company has not failed to perform or observe in any material respect its covenants and agreements hereunder, Company shall be entitled to an increase to the Closing Date Consideration in the amount of $12,000 per diem for every day the Closing extends beyond the later of (A) the date that the Company has satisfied all of the conditions set forth in Article VI, and any Parent review period with respect to the Disclosure Schedule Update and review of supplemental due diligence related thereto has expired; and (B) April 16, 2018.

(c) by the Company, if Parent or Merger Sub shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, such that any conditions set forth in Section 6.3(a) would not be satisfied; provided that if such breach is curable within 30 days after the giving of written notice to Parent or Merger Sub, then the Company may not terminate this Agreement unless such breach remains uncured at the expiration of such 30-day period;

(d) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, such that any conditions set forth in Section 6.2(a) would not be satisfied; provided that if such breach is curable within 30 days after the giving of written notice to Parent or Merger Sub, then the Parent may not terminate this Agreement unless such breach remains uncured at the expiration of such 30-day period;

(e) by Parent, if Merger Consents constituting the Stockholder Requisite Consent are not delivered to Parent within two Business Days following the execution and delivery of this Agreement;

(f) by Parent, in accordance with Section 5.11; and

(g) by Parent, if Parent determines not to complete the Series E Closing.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without liability on the part of Parent, Merger Sub or the Company and their respective directors, officers or shareholders, except that (a) the provisions of Section 5.7 and this Article 9 shall survive, and (b) except as set forth in Section 9.3, no such termination shall relieve any party from liability by reason of any intentional fraud or willful and intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

9.3 Breakage Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Sections 9.1(b) or 9.1(c), or this Agreement is terminated by Parent pursuant to Section 9.1(g), Parent shall pay the Company $1,500,000 (the “Breakage Fee”) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination).

(b) Each of the Parties expressly acknowledges and agrees that, with respect to any termination of this Agreement under circumstances in which the Breakage Fee is payable pursuant to Section 9.3(a), payment of the Breakage Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Parent with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy of the Company, the Company Stockholders, or any other Person against Parent and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, and Affiliates of Parent for any loss suffered as a result of any breach of any covenant or agreement or the failure of the transactions contemplated herein to be consummated. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Breakage Fee is payable pursuant to Section 9.3(a), the right to such payment: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, demands and other communications hereunder shall be in writing (including electronic mail (e-mail) transmission, so long as receipt of such e-mail is requested and received), and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, as follows (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision:

(a) if to Parent or Merger Sub, to:

Livongo Healthcare, Inc.

With a copy to:

Morgan, Lewis & Bockius LLP

(b) if to the Company, to:

Retrofit Inc.

With a copy to:

Stinson Leonard Street LLP

10.2 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.3 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format signatures with original copies to follow by mail or courier service.

10.4 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.5 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Governing Law. This Agreement, the rights and obligations of the Parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

10.8 Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party; provided, that Parent shall have the right to freely assign, at any time, to one or more of its Affiliates, all or any portion of Parent’s rights under this Agreement or any of the Related Agreements, but no such assignment will relieve Parent from any of its obligations under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, heirs, personal representatives, successors and assigns. Any purported assignment not permitted under this Section 10.8 shall be null and void.

10.9 Stockholder Representative.

(a) The Stockholder Representative will be designated by Regence Blue Shield and shall initially be Ryan Gillooly. The Stockholder Representative is hereby designated to serve as the representative of each Company Escrow Party with respect to the matters set forth in this Agreement and the Related Agreements to be performed by the Stockholder Representative. Each Company Escrow Party hereby irrevocably appoints the Stockholder Representative as agent and attorney-in-fact for each such Company Escrow Party, for and on behalf of each such Company Escrow Party, with full power and authority to represent each Company Escrow Party and such Company Escrow Party’s successors and assigns with respect to all matters arising under this Agreement and all actions taken by the Stockholder Representative under this Agreement will be binding upon each such Company Escrow Party and such Company Escrow Party’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative has full power and authority, on behalf of each Company Escrow Party and such Company Escrow Party’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any claim for indemnification under this Agreement, to negotiate and compromise any dispute that may arise under this Agreement and to sign any releases or other documents with respect to any such dispute. A Company Escrow Party will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Stockholder Representative signs on behalf of such Company Escrow Party.

(b) Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Company Escrow Party relating to the performance of its duties hereunder or any of its omissions or actions with respect thereto.

(c) Subject to applicable law and professional standards of conduct, Parent, Merger Sub, Company and the Surviving Company each hereby consent to allow the Stockholder Representative, as the representative of the Company Stockholders, to use Stinson Leonard Street LLP (the “Firm”) in connection with any dispute arising out of, or interpretation of, this Agreement or any other document or agreement contemplated herein. Parent, Merger Sub, Company and the Surviving Company recognize that the Firm has been providing advice to the Stockholder Representative, Company, the Company Stockholders, and their directors, officers, shareholders, accounting firm, and/or employees, and Parent, Merger Sub, Company and the Surviving Company agree that all pre-Closing communications between the Company and the Firm made in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Stockholder Representative and such counsel.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PARENT:

LIVONGO HEALTH, INC.

By:	/s/ Andrew Page
Name: Andrew Page
Title: President and Chief Financial Officer

MERGER SUB:

RAISIN MERGER SUB, INC.

By:	/s/ Erica Palsis
Name: Erica Palsis
Title: Secretary

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first written above.

COMPANY:

RETROFIT, INC.

By:	/s/ Mary Pigatti
Name: Mary Pigatti
Title: Chief Executive Officer

Regence BlueShield, as the Stockholder Representative:

By:	/s/ Ryan Gillooly
Name: Ryan Gillooly

Signature Page to Agreement and Plan of Merger